Exhibit 5.1

August 27, 2012

Fusion-io, Inc.

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Fusion-io, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,617,707 shares of your common stock, par value $0.0002 per share (the “Shares”), consisting of (i) 4,681,423 shares of common stock to be issued under the 2011 Equity Incentive Plan (the “Equity Incentive Plan”), and (ii) 936,284 shares of common stock to be issued under the 2011 Employee Stock Purchase Plan (together with the Equity Incentive Plan, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We are members of the bar of the State of Washington and the bar of the State of California. We do not express any opinion on any laws other than the laws of the State of Washington, the laws of the State of California, the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI, P.C.

/s/ Wilson Sonsini Goodrich & Rosati, P.C.